Exhibit 99.1

2901 Butterfield Road Oak Brook, IL 60523 www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Joel Cunningham, Inland Communications, Inc.
(630) 586-4897 or cunninghamj@inlandgroup.com

Inland Western Closes on New Unsecured $650 Million Credit Facility

Oak Brook, Ill. – February 28, 2012 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced it has closed on a new unsecured $650 million credit facility (“Facility”), comprised of a $300 million unsecured term loan and a $350 million unsecured revolving line of credit which amends and restates its existing $585 million secured credit facility.

The Facility bears interest at an annual rate of LIBOR plus 175 to 250 basis points and is based on a leverage grid. The term loan portion of the Facility will mature in February 2016 and the revolving portion of the Facility will mature in February 2015.  Both the term loan and the revolver include single one-year extension options. In addition, the Company has the ability to upsize the Facility through an accordion feature to $850 million.

“We are very pleased to refinance our existing secured credit facility with a new, upsized unsecured facility, which we believe will provide the company with enhanced financial and operational flexibility,” said Angela Aman, executive vice president, chief financial officer and treasurer for Inland Western. “This refinancing represents a critical step in the evolution of the company’s balance sheet. We appreciate the support of our lenders in closing this significant transaction.”

KeyBanc Capital Markets Inc. and JP Morgan Securities LLC acted as co-lead arrangers and joint book managers for the Facility. KeyBank National Association is the administrative agent. JPMorgan Chase Bank N.A. acted as syndication agent. Citibank, N.A. and Deutsche Bank Securities Inc. acted as documentation agents. Wells Fargo Bank National Association, Regions Bank, Bank of America, N.A., PNC Bank, National Association, The Bank of Nova Scotia, U.S. Bank National Association, and Fifth Third Bank, an Ohio Banking Corporation are all participants for the transaction.

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About Inland Western Retail Real Estate Trust, Inc.

We are a fully-integrated, self-administered and self-managed real estate company that owns and operates high quality, strategically located shopping centers and single-user retail properties. We are one of the largest owners and operators of shopping centers in the United States. As of December 31, 2011, our retail operating portfolio consisted of 259 properties with

2901 Butterfield Road Oak Brook, IL 60523 www.inlandwestern.com approximately 34,649,000 square feet of gross leasable area, was geographically diversified across 35 states and includes power centers, community centers, neighborhood centers and lifestyle centers, as well as single-user retail properties.

Forward-Looking Statements

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s filings with the SEC. Inland Western does not undertake any duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.